EXHIBIT 99.1

FOR IMMEDIATE RELEASE

LANCE REPORTS EARNINGS OF 19 CENTS PER SHARE IN SECOND QUARTER;
BOARD DECLARES REGULAR QUARTERLY DIVIDEND

     CHARLOTTE, NC, JULY 21, 2005 — Lance, Inc. (Nasdaq: LNCE) today reported second quarter net income of $5.6 million or $0.19 per share, on a diluted basis, on net sales and other operating revenue of $166.8 million for the 13 weeks ended June 25, 2005. These results reflect previously announced after-tax charges of $1.6 million, or $0.05 per share, related to severance agreements with the Company’s former Chief Executive Officer. In the same period last year, net income was $6.7 million or $0.22 per share, on a diluted basis, on net sales and other operating revenue of $152.1 million.

     Net sales and other operating revenue increased $14.7 million, or 10%, in the second quarter from the same quarter a year ago. Branded product revenue increased $7.4 million, or 8%, compared to the prior year quarter on continued strength in sandwich cracker and salty snack sales. Non-branded product revenue increased $7.3 million, or 12%, reflecting strong private label sales growth.

     During the second quarter, gross margin increased $6.3 million compared to the prior year quarter. Higher sales volume generated $5.0 million of the increase. Changes in pricing and promotions contributed $2.2 million, improved sales mix added $1.3 million and lower net commodity and packaging costs added $1.1 million. Other costs were up $3.3 million largely due to higher pay and benefits and the impact of foreign exchange.

     Selling, marketing and delivery expenses increased $3.6 million during the second quarter. Higher volume and fuel costs pushed delivery expenses up $2.1 million and advertising expenses increased $1.0 million mainly due to expanded media spending.

     General and administrative expenses increased $3.8 million from the prior year quarter mainly due to pre-tax severance expenses of $2.5 million. Professional fees and incentive compensation provisions also increased compared to the prior year quarter.

     “Lance’s momentum continued to build during the quarter,” said David Singer, President and Chief Executive Officer. “Underlying sales and operational performance were encouraging. We continued investing in our brands and saw a strong rebound in private label sales growth. The combined strengths of our brands, products, customer base and people are driving this solid performance. Our focus is on further unlocking the potential of these assets as we move the Company forward.”

     The Company announced that it expects full year 2005 earnings to be in the range of $0.83 to $0.86 per share of common stock. This estimate reflects the severance charges incurred during the second quarter.

     The Board of Directors declared a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on August 19, 2005 to stockholders of record at the close of business on August 10, 2005.

     Lance, Inc. has scheduled a conference call discussion with investors at 4:00 p.m. eastern time on Thursday, July 21, 2005 to discuss second quarter financial results. To participate in the call, the dial-in numbers are (800) 789-3681 for U.S. callers and (706) 634-1425 for international callers. The access code is “LANCE.” A continuous replay of the call will be available beginning at 6:00 p.m. on July 21st and running through July 28th at midnight. The replay telephone number is (800) 642-1687. The international number is (706) 645-9291. The replay access code is 7328884. A web-based replay of the conference call will also be available in the investor relations section of Lance’s web site, www.lance.com, through July 30, 2005.

     Lance, Inc. manufactures and markets snack foods throughout most of the United States and other parts of North America.

     This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, food industry factors, effectiveness of sales and marketing activities and interest rate, foreign exchange rate and credit risks, are discussed in the Company’s most recent Forms 10-Q and 10-K filed with the Securities and Exchange Commission.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	For the Quarter (13 Weeks) Ended
	June 25, 2005	June 26, 2004

Net sales and other operating revenue	$166,768	$152,057
Cost of sales	89,748	81,348

Gross margin	77,020	70,709

Selling, marketing and delivery	54,904	51,268
General and administrative	11,412	7,658
Provisions for employees’ retirement plans	1,381	1,115
Other, net	(82)	(51)

Earnings before interest and income taxes	9,405	10,719

Interest expense, net	550	603

Earnings before income taxes	8,855	10,116
Income taxes	3,219	3,442

Net income	$5,636	$6,674

Earnings per share:
Basic	$0.19	$0.23
Diluted	$0.19	$0.22
Weighted average shares outstanding:
Basic	29,834,000	29,432,000
Diluted	30,146,000	29,751,000

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	For the 26 Weeks Ended
	June 25, 2005	June 26, 2004

Net sales and other operating revenue	$313,572	$296,153
Cost of sales	169,170	160,431

Gross margin	144,402	135,722

Selling, marketing and delivery	107,337	101,518
General and administrative	19,327	14,859
Provisions for employees’ retirement plans	2,822	1,937
Amortization of intangibles	—	167
Other, net	(50)	(251)

Earnings before interest and income taxes	14,966	17,492

Interest expense, net	1,094	1,369

Earnings before income taxes	13,872	16,123
Income taxes	4,966	5,466

Net income	$8,906	$10,657

Earnings per share:
Basic	$0.30	$0.36
Diluted	$0.30	$0.36
Weighted average shares outstanding:
Basic	29,767,000	29,309,000
Diluted	30,076,000	29,636,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(unaudited)

	June 25, 2005	December 25, 2004
Assets:
Cash and cash equivalents	$21,805	$41,466
Accounts receivable	57,091	46,438
Inventories	30,436	23,804
Refundable income taxes	—	454
Deferred income tax benefit	6,321	6,243
Prepaid expenses and other	4,987	3,836

	120,640	122,241
Property plant and equipment, net	166,910	161,716
Goodwill and other intangibles, net	54,755	54,865
Other	3,503	2,918

	$345,808	$341,740

Liabilities and Equity:
Current portion of long-term debt	$40,644	$40,650
Accounts payable	19,553	16,346
Other current liabilities	44,958	44,961

	105,155	101,957

Other liabilities	38,698	41,068
Stockholders’ equity	201,955	198,715

	$345,808	$341,740

Common shares outstanding at end of period	29,976,457	29,747,596

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the 26 Weeks Ended
	June 25, 2005	June 26, 2004
Operating Activities:
Net income	$8,906	$10,657

Depreciation and amortization	13,889	15,074
Gain on sale of property, net	(47)	(326)
Deferred income taxes	(1,598)	(831)
Imputed interest on deferred notes	—	97
Changes in operating assets and liabilities	(14,265)	(4,492)

Net cash flows provided by operating activities	6,885	20,179

Investing Activities:
Purchases of property and equipment	(15,803)	(14,426)
Acquisition of business, net of cash	(4,829)	—
Proceeds from sale of property and equipment	669	620

Net cash used in investing activities	(19,963)	(13,806)

Financing Activities:
Dividends paid	(9,495)	(9,393)
Issuance of common stock, net	2,968	4,926
Repayments of debt	—	(5,648)

Net cash used in financing activities	(6,527)	(10,115)

Effect of exchange rate changes on cash	(56)	80

Decrease in cash and cash equivalents	(19,661)	(3,662)
Cash and cash equivalents at beginning of period	41,466	25,479

Cash and cash equivalents at end of period	$21,805	$21,817